Material

Testing

Laboratory

Carbon & Polymer Research, Inc

3 Arvida Drive, Pennington NJ 08534 (business office) BovineCollagenProducts.com, (609) 730-0575

May 16, 2016

Randy McCoy Regenicin Inc

Dear Mr. McCoy,

Carbon & Polymer Research, Inc. is pleased to provide this quote for your request of columnar collagen pads. Upon receiving payment for ½ of the initial order estimated at this time to be 200 pads @$100/each and a setup fee (tbd), we will upgrade/acquire a facility to manufacture the columnar collagen pads. This represents our lead pricing at this time and will be subject to a Most Favored Customer clause guaranteeing Regenicin, for the term of this contract, prices equal to lowest price, of like product, sold to any other customer.

This quotation reflects the costs involved in the procurement of materials, production of samples, and any related engineering, service or product involved to Regenicin Inc. It does not include the transfer of technology or specific process details that are considered proprietary by Carbon & Polymer Research, Inc.

Terms:	An invoice will be generated upon completion. Net 30 days. 50% down payment required to initiate the project, and 50% due at the time of invoice.
Lead Time:	Lead times are quoted based on current order backlog and delivery will be confirmed at the time your order is placed.
Cancellation:	This quotation is non-cancellable and product is non-returnable. All quoted prices are in US dollars and FOB Carbon & Polymer Research, Inc.
Packaging:	Packaging to be provided and determined by us at no additional charge.

/s/ J. Roy Nelson J. Roy Nelson, Ph.D. Material Testing Laboratory Carbon & Polymer Inc.	/s/ Randall E. McCoy Randal E. McCoy, CEO Regenicin Inc.

Disclaimer:

Dr. Nelson is an employee of Regenicin Inc.

Dr. Nelson is President of Carbon & Polymer Research, Inc. an independent laboratory servicing the pharmaceutical industries since 1988 and is FDA registered & audited.